Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2010

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 8, 2010--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings from continuing operations of $0.31 and $0.30 per common share, respectively, for the third quarter ended September 30, 2010 as compared to basic and fully diluted earnings from continuing operations of $0.53 per common share for the third quarter ended September 30, 2009.

Reported diluted earnings from continuing operations for the third quarter of 2010 were negatively impacted by a one-time pretax charge of $9.0 million, or $0.32 per share, recorded at AWR’s Golden State Water Company (“GSWC”) operations during the third quarter of 2010 for the impairment of assets and loss contingencies resulting from pending regulatory matters, which may be adjusted as additional information becomes known.

Excluding the effect of the $0.32 per share one-time pretax charge for the impairment of assets and loss contingencies discussed above, adjusted fully diluted earnings from continuing operations (a non-GAAP financial measure) would be $0.62 per share for the third quarter ended September 30, 2010, a $0.09 per share increase, as compared to the same period of 2009 due to the following:

  An increase in the water margin of GSWC of $2.6 million, or $0.08 per share, during the three months ended September 30, 2010 as compared to the same period in 2009 due primarily to the Water Revenue Adjustment Mechanism (“WRAM”) accounts, net of the Modified Cost Balancing Account, implemented in September 2009 in Region I’s rate making areas, offset by consumption decreases.
  An increase in the electric margin of $1.5 million, or $0.05 per share, during the three months ended September 30, 2010 as compared to the same period in 2009 due primarily to: (i) higher rates approved by the California Public Utilities Commission (“CPUC”) effective November 2009 and January 2010, and (ii) the recording of $324,000 of additional revenues in the Base Revenue Requirement Adjustment Mechanism account, implemented in November 2009.
  Excluding the one-time pretax charge from pending regulatory matters mentioned above, there was an increase of $1.5 million, or $0.05 per share, in other operating expenses (other than supply costs) at GSWC during the third quarter of 2010 due primarily to an increase in: (i) other operation and administrative and general expenses of $613,000 due to higher labor and other employee benefits, and conservation related expenses; (ii) maintenance expenses of $403,000; and (iii) depreciation expense of $465,000. These increases in operating expenses were incurred with no corresponding rate recovery due to the delay in the CPUC’s decision on GSWC’s Regions II, III and the general office rate case, which is expected in the fourth quarter of 2010 and will be retroactive to January 1, 2010. Had the new rates been in place on January 1, 2010, pretax operating income for the three months ended September 30, 2010 would have increased by $3.6 million, or $0.12 per share, based on the proposed decisions discussed later (or a $10.3 million increase in pretax operating income, or $0.33 per share, for the nine months ended September 30, 2010).
  An increase in pretax operating income for contracted services of $703,000, or $0.02 per share, during the three months ended September 30, 2010 due primarily to an increase in construction activities.
  A decrease in interest expense, net of interest income of $789,000, or $0.03 per share, due primarily to a downward adjustment in interest expense resulting from a CPUC resolution received in October 2010, partially offset by slightly higher interest rates on short-term borrowings as compared to the same period of 2009.
  A decrease in other income of $591,000, or $0.02 per share, due primarily to losses incurred at one of AWR’s investments, accounted for by the equity method.
  Excluding the impact of the one-time charges mentioned above, there was an increase in the effective tax rate negatively impacting earnings by $0.02 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

On June 7, 2010, AWR entered into a stock purchase agreement with EPCOR Water (USA) Inc. to sell all of the common shares of Chaparral City Water Company (“CCWC”) for a total purchase price of $35 million, including the assumption of approximately $6 million of long-term debt. Income from discontinued operations, representing the results of CCWC, for the three months ended September 30, 2010 was $983,000, equivalent to $0.05 per share, compared to a loss of $193,000 or negative $0.01 per share, for the three months ended September 30, 2009. The $0.06 per share increase was primarily due to: (i) higher water rates implemented in October 2009; (ii) a pretax loss of $760,000 recorded in the third quarter of 2009 resulting from a decision issued by the Arizona Corporation Commission in October 2009 related to a settlement for removal of a well, with no corresponding loss recorded in 2010; and (iii) a decrease of $696,000 in depreciation expense as a result of classifying CCWC’s utility plant as assets held for sale effective June 2010 in accordance with generally accepted accounting principles.

Operating revenues from continuing operations increased by $12.0 million to $111.3 million for the third quarter of 2010, compared to $99.3 million recorded in the third quarter of 2009, an increase of 12.1%. The table below sets forth a summary of continuing operating revenues by segment:

(in thousands)	2010	2009	$ Change	% Change
Water	$82,634	$76,121	$6,513	8.6%
Electric	7,917	6,563	1,354	20.6%
Contracted services	20,749	16,641	4,108	24.7%
Total operating revenues	$111,300	$99,325	$11,975	12.1%

Water revenues for the third quarter of 2010 increased by $6.5 million or 8.6%, to $82.6 million as compared to $76.1 million for the same period in 2009. Due to the delay in GSWC’s Regions II and III and the general office rate case, GSWC’s revenues for Regions II and III for the third quarter of 2010 have been recorded using 2009 adopted levels pending resolution of this general rate case, which is expected in the fourth quarter of 2010. For the three months ended September 30, 2010, GSWC recorded $2.1 million in additional revenues in Region I’s WRAM account, which was implemented in September 2009 to adjust consumption levels to those adopted by the CPUC, partially offset by a decrease in Region I’s actual consumption when compared to the third quarter of 2009. Actual billed consumption by GSWC’s customers decreased by approximately 5% for the three months ended September 30, 2010 as compared to the same period in 2009. There was also an increase in water revenues primarily due to $3.4 million of surcharges approved by the CPUC in effect to recover under-collections in supply costs.

Electric revenues increased by 20.6% to $7.9 million compared to $6.6 million for the third quarter of 2009 due primarily to: (i) increases in electric rates approved by the CPUC effective in November 2009 and January 2010, which added approximately $1.3 million to electric revenues; and (ii) the recording of $324,000 to the Base Revenue Requirement Adjustment Mechanism account implemented in November 2009 to adjust 2010 third quarter electric revenues to the usage levels approved by the CPUC. These increases were partially offset by a decrease of 1.8% in customer usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $4.1 million, or 24.7%, during the third quarter of 2010 primarily due to higher construction revenues of $3.0 million resulting from an increase in construction activities at various military bases. There was also an increase in management fees of $1.1 million due primarily to a contract modification received for a retroactive interim increase in management fees for Andrews Air Force Base in Maryland.

Total operating expenses from continuing operations for the third quarter of 2010 increased by $17.7 million to $94.4 million as compared to the same period in 2009. The increases in operating expenses were incurred without the receipt of rate increases due to the delay in the CPUC’s decision on GSWC’s Regions II and III and the general office rate case. The higher operating expenses were primarily due to increases in: (i) water and electric supply costs of $3.8 million; (ii) other operation expenses of $294,000; (iii) administrative and general expenses of $9.5 million largely due to the one-time pretax charge of $9.0 million resulting from pending regulatory matters, and increased labor and other employee related costs and conservation related expenses; (iv) maintenance costs of $421,000; (v) depreciation and amortization expense of $507,000, primarily reflecting the effects of closing $82.8 million of additions to utility plant during 2009; and (vi) construction expenses at ASUS of $3.2 million.

The table below sets forth pretax operating income from continuing operations by segment for the third quarter:

(in thousands)	2010	2009	$ Change	% Change
Water	$12,852	$21,122	($8,270)
Electric	1,133	(669)	1,802
Contracted services	3,159	2,456	703
AWR parent	(247)	(241)	(6)
Total pretax operating income	$16,897	$22,668	($5,771)	(25.5%)

Interest expense, net of interest income for the three months ended September 30, 2010 decreased $789,000 as compared to the same period in 2009 due primarily to a downward adjustment of $654,000 to interest expense resulting from a CPUC resolution received in October 2010. The resolution clarified the methodology in calculating the interest rate balancing account, which was first adopted by the CPUC in July 2009 in GSWC’s cost of capital proceeding.

Other income decreased by $591,000 due primarily to losses incurred at one of AWR’s investments, accounted for by the equity method.

Income tax expense for the third quarter of 2010 was $5.9 million compared to $7.2 million for the same period in 2009 primarily due to a $5.6 million decrease in pretax income, partially offset by an increase in the effective income tax rate (“ETR”). The increase in the ETR was primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements and other nondeductible permanent items.

Year-to Date 2010 Results

Diluted earnings per share from continuing operations for the first nine months of 2010 were $1.21 compared to $1.46 for the same period in 2009. Contributing to the decrease are the following significant items: (i) the delay in the CPUC’s decision on GSWC’s Regions II and III and the general office rate case, as previously discussed; (ii) an increase in other operating expenses (other than supply costs) of $16.1 million, or $0.55 per share, at GSWC largely due to the one-time pretax charge of $9.0 million, or $0.32 per share, resulting from pending regulatory matters previously discussed, and due to higher labor and employee related benefits, and higher outside service costs; (iii) a decrease in other income of $648,000, or $0.02 per share, primarily due to losses incurred at one of AWR’s investments, accounted for by the equity method; (iv) an increase in income tax expense due primarily to a tax benefit of $918,000 or $0.05 per share recorded during the first quarter of 2009 and an increase in the effective income tax rate (excluding the effects of the tax benefit discussed previously), which negatively impacted earnings by approximately $0.06 per share during the first nine months of 2010 largely due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements; and (v) a decrease of $0.05 per share due to an increase in the weighted average number of common shares outstanding resulting from the issuance of 1.15 million of AWR’s Common Shares in a public offering completed in May 2009.

The decreases discussed above were partially offset by: (i) an increase in the dollar water margin for GSWC of $1.5 million, or $0.05 per share; (ii) an increase in the electric margin of $5.4 million, or $0.17 per share, primarily due to CPUC approved rate increases, the CPUC approval in March 2010 for recovery of $958,000 in a general office cost allocation memorandum account, and the recording of $1.0 million to the Base Revenue Requirement Adjustment Mechanism; and (iii) the improved financial performance of contracted services at military bases resulting in an increase in ASUS’ pretax operating income of $8.1 million, or $0.26 per share, largely due to the approval of contract modifications and requests for equitable adjustment.

For the first nine months of 2010, income from discontinued operations increased $1.5 million, or $0.08 per share, representing the operations of CCWC. Income from discontinued operations includes $426,000, net of tax, in direct legal and consulting costs related to the stock purchase agreement entered into with EPCOR Water (USA) Inc. The improved performance of CCWC was due primarily to rate increases approved by the Arizona Corporation Commission in October 2009 and a decrease in depreciation and maintenance expenses as compared to the first nine months of 2009.

General Rate Case – Region II, Region III and General Office

GSWC filed its general rate case for Regions II and III plus the general office on July 1, 2008 for rates effective for years 2010, 2011 and 2012. In January 2010, the CPUC approved interim rates for GSWC’s Region II and Region III water ratemaking areas effective January 1, 2010, pending a final decision on the general rate case. While the increase for interim rates was zero percent, it is important to establish the effective date so that new rates, once approved by the CPUC, will be retroactive to January 1, 2010. On January 29, 2010, the CPUC issued a ruling revising the scoping memo and reopening the general rate case proceeding to receive supplemental information and testimony on a number of issues including cost allocation, the definition of firm capacity, pension and benefit calculations, general office rent expense, salary and wage adjustments, costs regarding certain capital projects, and deferred rate case costs. GSWC has provided additional information and testimony regarding these issues to the CPUC.

On October 20, 2010, the administrative law judge and the assigned commissioner issued a proposed decision and an alternate proposed decision, respectively. These proposed decisions adopt the partial settlement agreement reached between GSWC and the Division of Ratepayer Advocates which include capital budgets, sales, and supply costs. The CPUC may approve either the proposed or alternate proposed decision, as written, or modify them based upon comments received during a twenty day comment period which commenced on October 20, 2010. GSWC is in the process of providing comments to the CPUC regarding items in the proposed decisions and cannot predict whether any changes will be made and incorporated in the final decision prior to adoption. The CPUC is scheduled to issue a final decision during the fourth quarter of 2010.

The revenue requirements for both proposed decisions are similar. The increase in the 2010 revenue requirement is approximately $31 million, which includes an increase of $14 million for supply costs. The $31 million increase is in addition to the step increases of $9.1 million for Regions II and III implemented in 2009. As previously mentioned, once approved by the CPUC, the new rates will be retroactive to January 1, 2010. Had the new rates in the decisions been in place on January 1, 2010, pretax operating income for the three and nine months ended September 30, 2010 would have increased by $3.6 million, or $0.12 per share and $10.3 million, or $0.33 per share, respectively.

Non-GAAP Financial Measures

This press release includes a presentation of “adjusted fully diluted earnings from continuing operations”, which exclude the one-time pretax charge for the impairment of assets and loss contingencies recorded during the three and nine months ended September 30, 2010. Management believes that the presentation of this adjusted measure is useful to investors because it provides a means of evaluating AWR's operating performance without giving effect to one-time charges that occurred in the third quarter of 2010, which had been triggered principally by pending regulatory matters and do not reflect the day-to-day operations of the Company. This press release also includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget as approved.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended September 30, 2010 to be filed with the Securities and Exchange Commission.

Third Quarter 2010 Earnings Release Conference Call - The Company will host a conference call today, November 8, 2010 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, November 8, 2010 at 2:00 p.m. PT and will run through Monday, November 15, 2010. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	September 30	December 31
(in thousands)	2010	2009
	(Unaudited)
Assets
Utility Plant-Net	$852,051	$822,027
Goodwill	1,116	1,116
Other Property and Investments	10,920	10,989
Current Assets	145,935	94,723
Assets of Discontinued Operations	50,782	50,177
Regulatory and Other Assets	130,625	134,261
	$1,191,429	$1,113,293
Capitalization and Liabilities
Capitalization	$672,008	$659,651
Current Liabilities	161,779	98,921
Liabilities of Discontinued Operations	27,612	27,006
Other Credits	330,030	327,715
	$1,191,429	$1,113,293

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Operating Revenues	$111,300	$99,325	$295,242	$269,009

Operating Expenses:
Supply costs	$31,632	$27,799	$77,133	$70,442
Other operation expenses	7,788	7,494	21,734	21,418
Administrative and general expenses	26,282	16,806	61,478	48,525
Maintenance	4,314	3,893	12,882	11,571
Depreciation and amortization	8,397	7,890	25,121	23,643
Property and other taxes	3,566	3,509	10,469	9,483
ASUS construction expenses	12,424	9,266	29,225	25,540
Net (gain) loss on sale of property	-	-	2	(15)
Total operating expenses	$94,403	$76,657	$238,044	$210,607

Operating income	$16,897	$22,668	$57,198	$58,402

Interest expense	(4,963)	(5,760)	(16,491)	(16,508)
Interest income	166	174	985	675
Other	(553)	38	(558)	90

Income From Continuing Operations Before Income Tax Expense	$11,547	$17,120	$41,134	$42,659
Income tax expense	5,878	7,229	18,305	16,325
Income From Continuing Operations	5,669	9,891	22,829	26,334

Income (loss) from discontinued operations, net of taxes	983	(193)	1,288	(205)
Net Income	6,652	$9,698	$24,117	$26,129

Basic Earnings Per Share
Income from continuing operations	$0.31	$0.53	$1.22	$1.46
Income (loss) from discontinued operations, net of tax	0.05	(0.01)	0.07	(0.01)
Net Income	$0.36	$0.52	$1.29	$1.45

Fully Diluted Earnings Per Share
Income from continuing operations	$0.30	$0.53	$1.21	$1.46
Income (loss) from discontinued operations, net of tax	0.05	(0.01)	0.07	(0.01)
Net Income	$0.35	$0.52	$1.28	$1.45

Weighted Average Shares Outstanding	18,595	18,502	18,573	17,896
Weighted Average Diluted Shares	18,734	18,645	18,714	18,029

Dividends Declared Per Common Share	$0.26	$0.25	$0.78	$0.75

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707